UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 1, 2021

Laredo Oil, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-153168	26-2435874
(Commission File Number)	(IRS Employer Identification No.)

2021 Guadalupe Street, Ste. 260 Austin, Texas	78705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(720) 295-1214

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2021, Laredo Oil, Inc. (the “Company” or “Laredo”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Geneva Roth Remark Holdings, Inc., an accredited investor (“Geneva Roth”), pursuant to which the Company sold Geneva Roth a convertible promissory note in the principal amount of $114,125 (the “Geneva Roth Note”). The Geneva Roth Note accrues interest at a rate of 8% per annum (22% upon the occurrence of an event of default) and has a maturity date of October 1, 2022. The Company has received net proceeds of $100,000 in cash from Geneva Roth pursuant to the note.

The Company has the right to prepay the Geneva Roth Note at any time during the first six months the note is outstanding at the rate of (a) 110% of the unpaid principal amount of the note plus interest, during the first 120 days the note is outstanding, and (b) 115% of the unpaid principal amount of the note plus interest between days 121 and 180 after the issuance date of the note. The Geneva Roth Note may not be prepaid after the 180th day following the issuance date, unless Geneva Roth agrees to such repayment and such terms.

Geneva Roth may in its option, at any time beginning 180 days after the date of the note, convert the outstanding principal and interest on the Geneva Roth Note into shares of Laredo common stock at a conversion price per share equal to 75% of the average of the three lowest closing bid prices on the applicable electronic quotation system or applicable trading market as reported by a reliable reporting service (the “Trading Prices”) of Laredo common stock during the 15 days trading days prior to the date of conversion. The Company agreed to reserve a number of shares of its common stock which may be issuable upon conversion of the Geneva Roth Note at all times.

The Geneva Roth Note provides for standard and customary events of default such as failing to timely make payments under the Geneva Roth Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The Geneva Roth Note also contains customary positive and negative covenants. The Geneva Roth Note includes penalties and damages payable to Geneva Roth in the event we do not comply with the terms of such note, including in the event we do not issue shares of common stock to Geneva Roth upon conversion of the note within the time periods set forth therein. Additionally, upon the occurrence of certain defaults, as described in the Geneva Roth Note, we are required to pay Geneva Roth liquidated damages in addition to the amount owed under the Geneva Roth Note (including in some cases up to 300% of the amount of the note).

At no time may the Geneva Roth Note be converted into shares of Laredo common stock if such conversion would result in Geneva Roth and its affiliates owning an aggregate of in excess of 4.99% of the then outstanding shares of Laredo common stock.

The proceeds from the Geneva Roth Note can be used by the Company for general corporate purposes.

The foregoing description is qualified in its entirety by reference to the Securities Purchase Agreement and the Geneva Roth Note, both of which are filed as exhibits to this current report and is incorporated herein by reference

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this current report relating to the Geneva Roth Note is incorporated by reference in its entirety into this Item 2.03.

Item 3.02 Unregistered Sales of Securities.

As described above in Item 1.01, which disclosures are incorporated by reference in this Item 3.02 in their entirety, on October 1, 2021, the Company sold Geneva Roth the Geneva Roth Note in the principal amount of $114,125. The Geneva Roth Note is convertible into our common stock at a discount to the trading price of our common stock as described in greater detail above. We claim an exemption from registration for the issuance of such convertible notes pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing issuances did not involve a public offering, the recipients were (i) “accredited investors”; and/or (ii) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, and the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Securities Purchase Agreement between Laredo Oil, Inc. and Geneva Roth Remark Holdings, Inc. dated October 1, 2021.

Exhibit 10.2	Convertible Promissory Note in the principal amount of $114,125.00 issued by Laredo Oil, Inc. dated October 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO OIL, INC.

Date: October 6, 2021	By:	/s/ Bradley E. Sparks
Bradley E. Sparks
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Securities Purchase Agreement between Laredo Oil, Inc. and Geneva Roth Remark Holdings, Inc. dated October 1, 2021.

Exhibit 10.2	Convertible Promissory Note in the principal amount of $114,125.00 issued by Laredo Oil, Inc. dated October 1, 2021.

5